Exhibit 10.2

Execution Version

CREDIT AGREEMENT AND GUARANTY

dated as of

August 16, 2016

between

MONOSOL RX, LLC
as Borrower,

The Subsidiary Guarantors from Time to Time Party Hereto,

The Lenders from Time to Time Party Hereto,

and

PERCEPTIVE CREDIT HOLDINGS, LP,
as Administrative Agent and Collateral Agent

U.S. $50,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments and Warrant Shares
Schedule 7.05(b)	-	Certain Intellectual Property
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.06(a)	-	Certain Litigation
Schedule 7.06(c)	-	Labor Matters
Schedule 7.08	-	Taxes
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.13(a)	-	Existing Indebtedness of Borrower and its Subsidiaries
Schedule 7.13(b)	-	Liens Granted by the Obligors
Schedule 7.14	-	Material Agreements of Obligors
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by Borrower or any Subsidiary
Schedule 7.17	-	Pension Matters
Schedule 7.19(b)	-	Material Regulatory Approvals
Schedule 7.19(e)	-	Adverse Findings
Schedule 7.20	-	Transactions with Affiliates
Schedule 7.23	-	Deposit and Disbursement Accounts
Schedule 7.24	-	Royalties etc.
Schedule 9.04	-	Planned Business Changes
Schedule 9.05	-	Existing Investments
Schedule 9.10	-	Transactions with Affiliates
Schedule 9.13(a)	-	Inbound Licenses
Schedule 9.13(b)	-	Outbound Licenses
Schedule 9.14	-	Permitted Sales and Leasebacks

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Note
Exhibit D	-	Form of U.S. Tax Compliance Certificate
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Assignment and Assumption
Exhibit G	-	Reserved
Exhibit H	-	Form of Security Agreement
Exhibit I	-	Form of Warrant Agreement

-v-

CREDIT AGREEMENT AND GUARANTY

Credit Agreement and Guaranty, dated as of August 16, 2016 (this “Agreement”), among MonoSol Rx, LLC, a Delaware limited liability company (“Borrower”), the Subsidiary Guarantors from time to time parties hereto, the Lenders from time to time parties hereto and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, “Administrative Agent” ).

WITNESSETH:

WHEREAS, Borrower has requested that the Lenders provide a senior secured term loan facility to Borrower in an aggregate principal amount of $50,000,000 (with up to $45,000,000 to be available on the Closing Date and up to $5,000,000 to be available on the Delayed Draw Date, in each case subject to the terms and conditions set forth herein); and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to extend the Commitment and make the Loans to Borrower.

NOW, THEREFORE,  the parties hereto agree as follows:

SECTION 1.
DEFINITIONS

1.01    Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Act” has the meaning set forth in Section 14.17.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (i) acquires any business or all or substantially all of the assets of any Person engaged in any business, (ii) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (iii) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Administrative Agent” has the meaning set forth in the introduction hereto.

“Affected Lender” has the meaning set forth in Section 2.07(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Applicable Margin” means 9.75%, as may be increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F.

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title l1 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means, as the context may require, either the borrowing of the Initial Loans on the Closing Date or the borrowing of the Delayed Draw Loans on the Delayed Draw Date.

“Borrowing Date” means, with respect to the Initial Loan, the Closing Date, and with respect to the Delayed Draw Loan, the Delayed Draw Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Calculation Date” has the meaning set forth in Section 10.02.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower, (ii) during any period of 12 consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (x) nominated by the board of directors of Borrower, nor (y) appointed by directors so nominated, (iii) the acquisition of direct or indirect Control of Borrower by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, (iv) the sale, conveyance or disposal of all or substantially all of the property or business of Borrower and its Subsidiaries, taken as a whole or (v) Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of each of its Subsidiaries, free and clear of all Liens.

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means August 16, 2016.

“Closing Date Certificate” has the meaning set forth in Section 6.01(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any property in which a Lien is purported to be granted under any of the Security Documents (or all such property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Commitments on the date hereof equal $50,000,000.

“Commodity Account” is defined in the Security Agreement.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyright” is defined in the Security Agreement.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.06,any Lender that (i) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (ii) has notified Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (iii) has, or has a direct or indirect parent company that has, (x) become the subject of an Insolvency Proceeding, (y) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (z) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Delayed Draw Certificate” has the meaning set forth in Section 6.02(a).

“Delayed Draw Date” means the date of the making of the Delayed Draw Loan hereunder, which shall be no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied.

“Delayed Draw Loan” means the term loan made by the Lenders on the Delayed Draw Date in an aggregate principal amount not to exceed $5,000,000.

“Deposit Account” is defined in the Security Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after all monetary Obligations are satisfied in full in cash.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any State of the United States or the District of Columbia.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any investment fund that invests in loans, (vi) with respect to any Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided, that an Eligible Transferee shall expressly exclude any of the foregoing that is a competitor of any Obligor.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, and whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on another Person the right to receive a share of the profits and losses of, or distributions of property of, such Person, but excluding debt securities convertible or exchangeable into such equity.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the fìling of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof, may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 1l:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Administrative Agent or, in the absence of such agreement, such Exchange Rate shall instead be determined by Administrative Agent by any reasonable method that it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, (ii) Other Connection Taxes, (iii) U.S. federal withholding Taxes that are imposed on amounts payable to a Lender to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement, except in each case to the extent such Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03,(iv) any Taxes imposed in connection with FATCA, and (v) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Existing Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated as of December 18, 2013, among MonoSol Rx, LLC, as Borrower, the subsidiaries of Borrower from time to time party thereto, the entities from time to time party thereto as lenders, and White Oak Global Advisors, LLC, as Agent, as may be amended or otherwise modified.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Fee Letter” means the Fee Letter Agreement, dated as of the Closing Date, between Borrower and Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of Borrower that is not a Domestic Subsidiary or a Permitted Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, including the United States.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IND” means (i) (x) an investigational new drug application (as defined in the FD&C Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure and (y) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, (xiii) all other obligations required to be classified as indebtedness of such Person under GAAP, excluding any of the foregoing to the extent comprised of an obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case in the ordinary course of business and (xiv) any Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Initial Loan” means the term loan made by the Lenders on the Closing Date in an aggregate principal amount not to exceed $45,000,000.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include all:

(a)       applications or registrations relating to such Intellectual Property;

(b)       rights and privileges arising under any Requirement of Law with respect to such Intellectual Property;

(c)       rights to sue for past, present or future infringements of such Intellectual Property; and

(d)       rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Interest-Only Period” means the period from and including the Closing Date through and including December 31, 2018.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Borrowing Date thereof and ending on (and including) the last Business Day of the calendar month in which such Borrowing was made, and (ii) thereafter, the period beginning on (and including) the first day following the last day of the preceding Interest Period and ending on the earlier of (and including) (x) the last Business Day of the calendar month next following such preceding Interest Period and (y) the Maturity Date.

“Interest Rate” means the sum of (i) the Applicable Margin plus (ii) the greater of (x) One-Month LIBOR and (y) 2.00%; provided that if Administrative Agent is at any time unable to determine One-Month LIBOR, One-Month LIBOR shall be deemed to be 2.00%.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees any Indebtedness of such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance hereunder or under any other Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Key Persons” means (i) Keith Kendall, in his capacity as Chief Executive Officer of Borrower, and (ii) Mark Schobel, in his capacity as Chief Technology Officer of Borrower.

“Key Person Event” means, at any time prior to the occurrence of a Qualified IPO, that any of the following events or circumstances occurs or continues for a period of 60 consecutive days (or such longer period as the Administrative Agent may agree to in its sole discretion): (i) Mr. Kendall has not held the office of Chief Executive Officer and Mr. Schobel has not held the office of Chief Technology Officer, (ii) Mr. Kendall fails to possess the power and authority typically associated with individuals holding the office of Chief Executive Officer at companies similar to Borrower and Mr. Schobel fails to possess the power and authority typically associated with individuals holding the office of Chief Technology Officer at companies similar to Borrower, (iii) both Key Persons fail to be directly and actively involved in the day to day management and direction of Borrower, or (iv) neither Key Person is devoting his full working time and efforts to the business and affairs of Borrower; provided that, for the purposes of clauses (iii) and (iv) hereof, each Key Person may manage his personal investments and may engage in civic, educational, religious, charitable or other community activities, and may serve as a member of one or more advisory boards or boards of directors of companies or organizations as long as such activities do not pose an actual or apparent conflict of interest and do not materially interfere with such Key Person’s performance of his full-time duties as Chief Executive Officer or Chief Technology Officer, as the case may be.

“Landlord Consent” means a landlord consent substantially in the form of Exhibit E to the Security Agreement.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means Perceptive Credit Holdings, LP and each other entity identified under the caption “LENDERS” on the signature pages hereto, as well as any successor entities thereof, and each assignee of any Lender who has executed an Assignment and Assumption pursuant to Section 14.05(b), and “Lender” means any one of them.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“LLC Agreement” means Borrower’s Fourth Amended and Restated Limited Liability Company Agreement, made and entered into as of August 20, 2015.

“Loans” means the Initial Loan and the Delayed Draw Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Warrant Agreement, each Warrant, the Fee Letter and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.

“Manufacturing Revenue” means, with respect to Borrower, any Obligor or any of their respective Subsidiaries, all revenue generated by such Person as a result of the ordinary course manufacturing and sale of Products that, in accordance with GAAP, would be classified as net revenue, excluding upfront payments, milestones and royalties revenue generated by such Person that are not related to the sale of products or services.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, condition (financial or otherwise), operations, performance, property or prospects of Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of Administrative Agent or the Lenders under any of the Loan Documents.

“Material Agreements” means (i) the agreements which are listed in Schedule 7.14,(ii) all other agreements to which any Obligor is a party or a beneficiary from time to time, the absence or termination of which would reasonably be expected to result in a Material Adverse Effect, and (iii) all agreements and documents directly or indirectly associated with contract manufacturing, distribution of Products and the payment of royalties by the Obligors to third parties, if any.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $250,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(c) and any other Obligor Intellectual Property after the date hereof the loss of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the fourth anniversary of the Closing Date.

“Membership Interest” has the meaning set forth in the LLC Agreement (as in effect on the date hereof).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NDA” means (i) (x) a new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the United States and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Non-Consenting Lender” has the meaning set forth in Section 2.07(a).

“Note” means a promissory note, in substantially the form attached hereto as Exhibit C,executed and delivered by Borrower in accordance with Section 2.04.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“One-Month LIBOR” means, with respect to any applicable Interest Period hereunder, the one-month London Interbank Offered Rate for deposits in Dollars at approximately 1l:00 a.m. (London, England time), as determined by Administrative Agent from the appropriate Bloomberg or Telerate page selected by Administrative Agent (or any successor thereto or similar source reasonably determined by Administrative Agent from time to time), which shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect two Business Days prior to the first day of such Interest Period rounded up to the nearest l/16 of l%. Administrative Agent’s determination of interest rates shall be determinative in the absence of manifest error.

“Organic Document” means, for any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax  (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Participant” has the meaning set forth in Section 14.05(e).

“Patents” is defined in the Security Agreement.

“Payment Date” means (i) the last day of each Interest Period and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

          (a)       immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

          (b)       all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Requirements of Law and in conformity with all applicable Governmental Approvals;

          (c)       in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to any Requirement of Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Barrower, each of the actions set forth in Section 8.12, if applicable;

          (d)       such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged or (ii) shall have a similar customer base as Borrower and/or its Subsidiaries;

          (e)       on a pro forma basis after giving effect to such acquisition, Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section l0; and

          (f)        such acquisition (i) when taken with together all other acquisitions consummated or effected in the prior l2-month period, does not exceed $2,000,000 in the aggregate, and (ii) when taken together with all other acquisitions consummated or effected since the Closing Date, does not exceed $5,000,000 in the aggregate.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two years from the date of acquisition and (ii) commercial paper maturing no more than one year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.

“Permitted Foreign Subsidiary” means any Subsidiary of Borrower organized under the Laws of the Cayman Islands.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted  Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Liens” means (i) Liens permitted under Section 9.02(c), (d), (e), (f) or (i), and (ii) Liens permitted under Section 9.02(b); provided that such Liens are also of the type described in Section 9.02(c), (d), (e), (f) or (i).

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (iii) shall have an applicable yield which does not exceed the yield of the Indebtedness being replaced, (iv) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness, and (v) after giving effect to such extension, renewal or replacement, no Default shall have occurred as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” means, (i) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring on or prior to the first anniversary of the Closing Date, an amount equal to 5.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; (ii) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to 3.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; (iii) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; and (iv) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring at any time after the third anniversary of the Closing Date, an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date.

“Products” means Suboxone, Zuplenz, Diazepam, Riluzole, Clobazam or Epinephrine, and each of their respective successors, and any other current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor, including any such product in development or which may be developed.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, pre and post approvals, drug master files, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations or authorizations of any Governmental Authority necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction, including without limitation INDs, NDAs or similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Requirement of Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Public Offering” means any sale of Equity Interests of a Person pursuant to an offering that is underwritten on a firm commitment basis by a nationally recognized investment banking firm and, as a result of which, such Person becomes subject to the reporting requirements of Section 13 or Section 15 of the Securities Act immediately following such offering.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified IPO” means Borrower’s initial Public Offering of its common Equity Interests, as a result of which such Equity Interests are listed on either the New York Stock Exchange or the NASDAQ National Market.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Landlord Consents, Bailee Letters and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of Administrative Agent for the benefit of the Secured Parties.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Date” has the meaning set forth in Section 3.03(a)(i).

“Redemption Price” has the meaning set forth in Section 3.03(a)(i).

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means (i) any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing and (ii) with respect to any Product, all approvals, clearances, authorizations, orders, exemptions, registrations, certifications, licenses and Permits granted by any Regulatory Authorities, including all NDAs and Product Authorizations held by any Obligor or any of their respective licensors, as applicable, or that are pending before the FDA or equivalent non-U.S. Governmental Entity with respect to the Products.

“Regulatory Authority” means any Governmental Authority that is concerned with or has regulatory oversight with respect to the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of an Obligor, including the FDA and all equivalents of such agencies in other jurisdictions.

“Related Parties” has the meaning set forth in Section 14.16.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or revenues.

“Responsible Officer” means (i) with respect to Borrower in connection with any Borrowing Notice, any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivered by Borrower hereunder, the chief financial officer, treasurer or controller of Borrower, and (ii) otherwise, with respect to Borrower or any Subsidiary Guarantor, the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) customary provisions in Contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (i) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary.

“Revenue” of a Person means all receipts received by such Person resulting from the sale or outbound license of Products that, in accordance with GAAP, would be classified as revenue, less all rebates, discounts and other price allowances applicable thereto.

“Revenue Covenant Cure” has the meaning set forth in Section 10.03.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” means the Lenders, Administrative Agent, each other Indemnified Party and any other holder of any Obligation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Obligors and Administrative Agent, granting a security interest in the Obligors’ personal property in favor of Administrative Agent, for the benefit of the Secured Parties, and in substantially the form attached hereto as Exhibit H.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties.

“Securities Account” has the meaning set forth in the Security Agreement.

“Senior Common Interest” has the meaning set forth in the LLC Agreement (as in effect on the date hereof).

“Shortfall Default” has the meaning set forth in Section 10.03.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the date hereof and substantially in the form attached as Exhibits B, C, and D to the Security Agreement, entered into by one or more Obligors in favor of Administrative Agent, for the benefit of the Secured Parties, each in form and substance satisfactory to the Majority Lenders (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (iv) such Person would be able to obtain a letter from its auditors that did not contain a going concern qualification.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantors” means each of the Subsidiaries of Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a).

“Substitute Lender” has the meaning set forth in Section 2.07(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, and the Borrowings (and the use of the proceeds of the Loans).

“United States” or “U.S.” means the United States of America.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction, as may be modified from time to time.

“Warrant Agreement” means that that certain Warrant Certificate and Agreement, dated as of the date hereof, by and between the Borrower and Perceptive Credit Holdings, LP, and in substantially the form attached hereto as Exhibit I.

“Warrant” means one or more warrants, issued pursuant to the Warrant Agreement, exercisable into an aggregate number of Senior Common Interests equal to four and half percent (4.5%) of the aggregate issued and outstanding Membership Interests of Borrower, in each case determined on a fully-diluted basis. Each Warrant shall be exercisable at $0.01 per unit of Senior Common Interests and shall be subject to the terms and conditions of the Warrant Agreement.

“Warrant Obligations” means, with respect to any Obligor, all Obligations arising out of, under or in connection with, any Warrant.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.02     Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section l0 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Borrower and its Subsidiaries, in each case without duplication.

1.03    Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a)       the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b)       words importing gender include all genders;

(c)       any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d)       any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e)       references to days, months and years refer to calendar days, months and years, respectively;

(f)        all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g)       the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h)       the words “asset” and  “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property; and

(i)        accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

SECTION 2.
TIIE COMMITMENT AND THE LOANS

2.01    Loans.

(a)       On the terms and subject to the conditions of this Agreement, the Lenders agree to make the Initial Loan available to Borrower in a single Borrowing on the Closing Date.

(b)       On the terms and subject to the conditions of this Agreement, the Lenders agree to make the Delayed Draw Loan to Borrower in a single Borrowing on the Delayed Draw Date.

(c)       No amounts paid or prepaid with respect to any Loan may be reborrowed.

(d)       Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02    Borrowing Procedures.

(a)       At least three (but not more than five) Business Days prior to the proposed Borrowing Date, Borrower shall deliver to Administrative Agent an irrevocable Borrowing Notice (which notice, if received by Administrative Agent on a day that is not a Business Day or after 10:00 A.M. Eastern time on a Business Day, shall be deemed to have been delivered on the next Business Day).

(b)       Upon receipt of a Borrowing Notice, Administrative Agent shall promptly notify each Lender thereof. No later than (i) 12:00 Noon Eastern time on the anticipated Borrowing Date, each Lender shall make available to Administrative Agent an amount in immediately available funds equal to the Loan to be made by such Lender.

2.03    [Reserved]

2.04    Notes. If requested by any Lender, the Loans of such Lender shall be evidenced by one or more Notes. Borrower shall prepare, execute and deliver to Administrative Agent such promissory note(s) payable to the Lenders (or, if requested by the Lenders, to the Lenders and their registered assigns) and substantially in the form attached hereto as Exhibit C.Thereafter, the Loans and interest thereon shall at all times (including after assignment pursuant to Section 14.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.05    Use of Proceeds. Borrower shall use the proceeds of the Loans first, to pay in full all amounts outstanding under the Existing Credit Agreement and terminate all commitments thereunder to make future credit extensions, and, thereafter, for general business purposes, including the payment of fees and expenses associated with this Agreement.

2.06    Defaulting Lenders.

(a)       Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Requirements of Law:

(i)        Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.04.

(ii)       Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.06(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)       Defaulting Lender Cure. If Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.07    Substitution of Lenders.

(a)       Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then (x) Borrower may elect to pay in full such Affected Lender with respect to all Obligations (other than Warrant Obligations) due to such Affected Lender or (y) either Borrower or the Majority Lenders shall identify any willing Lender or Affiliate of any Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender; provided that any substitution of a Non-Consenting Lender shall occur only with the consent of Administrative Agent and the Majority Lenders.

(b)       Procedure. To substitute such Affected Lender or pay in full all Obligations (other than Warrant Obligations) owed to such Affected Lender, Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations (other than Warrant Obligations) owing to such Affected Lender (which shall not include any Prepayment Premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents.

(c)       Effectiveness. Upon satisfaction of the conditions set forth in Sections 2.07(a) and (b), Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (x) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (y) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (z) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided  that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

SECTION 3.
PAYMENTS OF PRINCIPAL AND INTEREST

3.01    Repayment.

(a)       During the Interest-Only Period, no payments of principal shall be due.

(b)       Subject to clause (e) below, during the period commencing on January 1, 2019 and ending on July 31, 2019, Borrower shall make monthly scheduled repayments of the Loans in an amount equal to $550,000, such repayments to be made on the Payment Date of each calendar month ending during such period.

(c)       Subject to clause (e) below, during the period commencing on August l, 20l9 and ending on July 31, 2020, Borrower shall make monthly scheduled repayments of the Loans in an amount equal to $750,000, such repayments to be made on the Payment Date of each calendar month ending during such period.

(d)       Borrower shall repay the entire remaining outstanding balance of the Loans on the Maturity Date.

(e)       In the event that, on or before the last day of the eighteenth (18th) calendar month following the Closing Date, Borrower has made more than $10,000,000 in optional or mandatory pre-payments of the Loans pursuant to Section 3.03,Borrower and Administrative Agent shall negotiate in good faith for a period of no more than five (5) Business Days whether a mutually satisfactory reduction of the monthly scheduled repayments (required pursuant to Sections 3.01(b) and 3.01(c) above) is warranted; providedthat if Borrower and Administrative Agent are unable to mutually agree upon any such reduction the amount of such monthly scheduled repayments shall remain as in effect on the date hereof.

3.02    Interest.

(a)       Interest Generally. The outstanding principal amount of the Loans, as well as all other outstanding Obligations, shall accrue interest at the Interest Rate.

(b)       Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by 3.00% per annum (the Interest Rate, as increased pursuant to this Section 3.02(b),being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c)       Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable from time to time on demand by Administrative Agent or the Majority Lenders.

3.03    Prepayments.

(a)       Optional Prepayments.

(i)        Subject to prior written notice pursuant to clause (ii) below, Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day (a “Redemption Date”) for an amount equal to the sum of (x) the aggregate principal amount of the Loans being prepaid, (y) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (z) any accrued but unpaid interest on the principal amount of the Loans being prepaid (such aggregate amount, the “Redemption Price”).

(ii)       A notice of optional prepayment shall be effective only if received by Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than three (nor more than five) Business Days prior to the proposed date of prepayment. Each notice of optional prepayment shall specify the Redemption Price and the principal amount to be prepaid, as well as the date of prepayment.

(b)       Mandatory Prepayments. Upon the occurrence of a Casualty Event or an initial Public Offering, Borrower shall make a mandatory prepayment of the Loans as set forth below:

(i)        in the event of any Casualty Event, Borrower shall mandatorily prepay the outstanding principal amount of the Loans in an amount equal to the sum of (i) 100% of the net insurance or other proceeds received by Borrower with respect thereto, (ii) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (iii) any accrued but unpaid interest on any principal amount of the Loans being prepaid; provided that the Borrower may, upon notice to Administrative Agent, use such proceeds to acquire or repair fixed or capital assets useful in Borrower’s or its Subsidiaries’ businesses, as long as such investment is made within six months of the Casualty Event; and

(ii)       in the event of an initial Public Offering, Borrower shall mandatorily prepay the outstanding principal amount of the Loans in an amount equal to the sum of (i) 25% of the net cash proceeds thereof; (ii) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (iii) any accrued but unpaid interest on any principal amount of the Loans being prepaid.

(c)       Application. All prepayments made pursuant to clauses (a) or (b) above shall be applied as follows:

(i)        first, in reduction of Borrower’s obligation to pay any unpaid interest and any fees then due and owing;

(ii)       second, in reduction of Borrower’s obligation to pay any costs or expenses referred to in Section 14.03 then due and owing;

(iii)      third, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;

(iv)      fourth, in reduction of any other Obligation then due and owing, including payment of the Prepayment Premium; and

(v)       fifth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.

SECTION 4.
PAYMENTS, ETC.

4.01    Payments.

(a)       Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by Administrative Agent by notice to Borrower, not later than 2:00 p.m. (Eastern time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)      Application of Payments. Unless otherwise agreed by Administrative Agent or as otherwise set forth in Section 3.03(c),all payments and prepayments made in respect of the Loans will be applied pro rata against outstanding Initial Loans and Delayed Draw Loans in reverse order of scheduled amortization. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds will be applied (i) first, towards payment of fees then due hereunder, ratably (to the extent provided herein) among the parties entitled thereto in accordance with the amount of fees then due to such parties, and (ii) second, towards payment of interest then due hereunder in respect of the Loans, ratably (to the extent provided herein) among the parties entitled thereto in accordance with the amount of interest then due to such parties and (iii) third, towards payment of principal then due hereunder in respect of the Loans, ratably (to the extent provided herein) among the parties entitled thereto in accordance with the amount of principal due to such parties.

(c)       Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02    Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03    [Reserved].

4.04    Set-Off.

(a)       Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Administrative Agent and each Lender agree promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, each Lender and each of their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b)       Exercise of Rights Not Required. Nothing contained in Section 4.04(a) shall require Administrative Agent, any Lender and any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

SECTION 5.
YIELD PROTECTION, ETC.

5.01 Additional Costs

(a)       Change in Requirements of Law Generally. If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes and (ii) Taxes described in clause (iii) or (iv) of the definition of “Excluded Taxes”), then, within five (5) Business Days of Borrower’s receipt of written notice described in Section 5.01(b) below, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that if such additional amount or amounts exceeds $250,000 in the aggregate, Borrower (at its option) may defer payment of the additional amount or amounts in excess of $250,000 until a day not later than the thirtieth (30th) day following Borrower’s receipt of such written notice from a Lender.

(b)       Notification by Lender. Each Lender promptly will notify Borrower in writing of any event of which it has knowledge, occurring after the date hereof which will entitle such Lender to compensation pursuant to Section 5.01(a).Before giving any such notice pursuant to this Section 5.01(b) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. Such written notice delivered to Borrower by such Lender claiming compensation under Section 5.01(a),which notice shall set forth in reasonable detail the additional amount or amounts to be paid to such Lender pursuant to such Section 5.01(a),shall be conclusive and binding on Borrower in the absence of manifest error.

(c)       Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01,regardless of the date enacted, adopted or issued.

5.02    Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such, Requirement of Law shall so mandate, the Loans shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.03    Taxes.

(a)       Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Requirement of Law. If any Requirement of Law requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)       Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c)       Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 5,Borrower shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d)       Indemnification. Borrower shall reimburse and indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e)       Status of Lenders.

(i)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall timely deliver to Borrower such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. Federal withholding Taxes, such Lender has received written notice from Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender shall deliver such other documentation prescribed by a Requirement of Law as reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii))shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A)      any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed originals of IRS Form W-8ECI (or successor form);

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or successor form); or

(4)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN (or successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit Borrower to determine the withholding or deduction required to be made; and

(D)      any Foreign Lender shall deliver to Borrower any forms and information necessary to establish that such Foreign Lender is not subject to withholding tax under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in uniting of its legal inability to do so.

(f)        Treatment of Certain Refunds. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f),in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)       Mitigation Obligations. If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03,then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03,as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

5.04    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that if such Lender has not provided the appropriate notice within nine (9) months of the event or change giving rise to such increased cost or reduction, then Borrower shall not be required to compensate such Lender pursuant to this Section 5.

SECTION 6.
CONDITIONS PRECEDENT

6.01    Conditions to the Borrowing of the Initial Loan. The obligation of each Lender to make the Initial Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02(a),and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Article.

(a)       Officer’s Certificate, Etc. Administrative Agent shall have received from each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary, assistant secretary or a Responsible Officer of such Person as to:

(i)        resolutions of each such Person’s board of directors (or other managing body, in the case of an Obligor other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii)       the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(iii)      the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates Administrative Agent may conclusively rely until it shall have received a further certificate of the secretary, assistant secretary or Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(b)      Closing Date Certificate. Administrative Agent shall have received a certificate, dated as of the Closing Date and in form and substance satisfactory to Administrative Agent (the “Closing Date Certificate”), duly executed and delivered by a Responsible Officer of Borrower, in which certificate Borrower shall agree and acknowledge, among other things, that the statements made therein shall be deemed to be true and correct representations and warranties of Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) both immediately before and after giving effect to the Initial Loan, (x) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct and (y) no Default shall have then occurred and be continuing, or would result from the Initial Loan being advanced on the Closing Date and (ii) all of the conditions set forth in Section 6.01 have been satisfied. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance satisfactory to Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c)       Delivery of Notes. Administrative Agent shall have received a Note for the Loan duly executed and delivered by a Responsible Officer of Borrower.

(d)       Financial Information, Etc. Administrative Agent shall have received unaudited consolidated balance sheets of Borrower and its Subsidiaries for each Fiscal Quarter ended after December 31, 2015 and at least ten Business Days prior to the Closing Date, together with the related consolidated statement of operations, shareholder’s equity and cash flows for such Fiscal Quarter.

(e)       Compliance Certificate. Administrative Agent shall have received an initial Compliance Certificate, prepared on a pro forma basis as of the Closing Date, giving effect to the Initial Loan, dated as of the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Responsible Officer of Borrower, which such Compliance Certificate shall demonstrate Borrower’s compliance with the financial covenants contained in Section 10,on a pro forma basis.

(f)        Solvency, Etc. Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Responsible Officer of Borrower, dated as of the Closing Date, in form and substance satisfactory to Administrative Agent.

(g)       Security Agreement. Administrative Agent shall have received executed counterparts of the Security Agreement, dated as of the date hereof, duly executed and delivered by each Obligor together with:

(i)        delivery of all certificates (in the case of Equity Interests that are securities (as defined in the NYUCC)) evidencing the issued and outstanding Equity Interests owned by each Obligor that are required to be pledged under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the NYUCC), confirmation and evidence satisfactory to Administrative Agent that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by Administrative Agent in accordance with Articles 8 and 9 of the NYUCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii)       financing statements suitable in form for naming each Obligor as a debtor and Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests of the Lenders pursuant to the Security Agreement; and

(iii)      UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person.

(h)       Lien Searches. Administrative Agent shall be satisfied with Lien searches regarding Borrower and its Subsidiaries made within two Business Days prior to the Borrowing of the Initial Loan.

(i)        Short-Form IP Agreements. Administrative Agent shall have received all Short-Form IP Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by each Obligor that is required to do so under the Security Agreement.

(j)        Warrant Agreement and Warrants. The Administrative Agent shall have received executed counterparts of the Warrant Agreement, dated as of the Closing Date, and the Lenders shall have received the Warrants, in each case dated as of the Closing Date, duly executed, delivered and validly issued by Borrower.

(k)       Insurance. Administrative Agent shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to Administrative Agent, evidencing coverage required to be maintained pursuant to each Loan Document. All such insurance policies required pursuant to this Section shall (i) name Administrative Agent as mortgagee (in the case of property insurance) or loss payee or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without the prior written consent of Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

(l)        Material Agreements. Administrative Agent shall be satisfied, in its sole discretion, with the terms conditions and other provisions of each Material Agreement.

(m)      Opinions of Counsel. Administrative Agent shall have received one or more opinions, dated the Closing Date and addressed to Administrative Agent, from independent legal counsel to Borrower and the other Obligors, in form and substance reasonably acceptable to Administrative Agent.

(n)       Fee Letter. Administrative Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by Borrower.

(o)       Closing Fees, Expenses, Etc. Administrative Agent shall have received for its own account, all fees, costs and expenses due and payable pursuant to the Fee Letter and Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Lenders incurred in connection with the Transactions (including Administrative Agent’s legal fees and expenses).

(p)       Payoff of Existing Credit Agreement. On the Closing Date, Borrower shall repay the Existing Credit Agreement in full and shall provide to Administrative Agent a payoff letter to that effect, in form and substance reasonably satisfactory to Administrative Agent, which letter shall include a release of all Liens existing under the Existing Credit Agreement, if any.

(q)       Regulatory Approvals. Administrative Agent shall have received and be satisfied, in its sole discretion, with all regulatory approvals, clinical data valuations, owned and licensed rights to intellectual property, and other arrangements with third parties performed with respect to the Obligors, as well as other financial, legal, insurance and accounting information related to the Obligors.

(r)        Legal Structure. Administrative Agent shall be satisfied with the legal structure of Borrower and its Subsidiaries, and Administrative Agent shall be satisfied with the nature and status of all securities, labor, tax, litigation, environmental matters and other material matters involving or affecting Borrower and its Subsidiaries.

(s)       Litigation. The litigation between Borrower, Indivior plc and certain manufacturers of generic pharmaceuticals including, but not limited to, Actavis, Teva and Par Pharmaceuticals, regarding the Suboxone patents, shall have been resolved to the reasonable satisfaction of Administrative Agent.

(t)       Anti-Terrorism Laws. Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(u)       Due Diligence. Administrative Agent shall have received and be satisfied with all due diligence (including without limitation financial, technical, operational, legal, intellectual property, commercial market forecasts, clinical and regulatory assessments, supply chain, securities, labor, tax, litigation, environmental, reimbursement and regulatory authority matters) in its sole discretion.

(v)       Material Adverse Change. No Material Adverse Change shall have occurred in the business, financial performance or condition, operations (including the results thereof), assets, properties or prospects of Borrower and its Subsidiaries, taken as a whole, since December 31, 2015.

(w)      Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of each Obligor or any of its respective Subsidiaries shall be satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as Administrative Agent or its counsel may reasonably request.

6.02    Conditions to the Borrowing of the Delayed Draw Loan. The obligation of the Lenders to make the Delayed Draw Loan shall be subject to the prior making of the Initial Loan, the delivery of a Borrowing Notice for such Delayed Draw Loan as required pursuant to Section 2.02(a),and the satisfaction of each of the conditions precedent set forth below in this Section 6.02.

(a)       Delayed Draw Certificate. Administrative Agent shall have received a certificate, dated as of the Delayed Draw Date and in form and substance satisfactory to Administrative Agent (the “Delayed Draw Certificate”), duly executed and delivered by a Responsible Officer of Borrower, in which certificate Borrower shall agree and acknowledge, among other things, that the statements made therein shall be deemed to be true and correct representations and warranties of Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) both immediately before and after giving effect to the Delayed Draw Loan (x) the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct and (y) no Default shall have then occurred and be continuing, or would result from the Delayed Draw Loan to be advanced on the Delayed Draw Date, and (ii) all of the conditions set forth in Section 6.02 have been satisfied. All documents and agreements required to be appended to the Delayed Draw Certificate, if any, shall be in form and substance reasonably satisfactory to Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(b)       Delayed Draw Borrowing Milestone. On or before the first anniversary of the Closing Date, Borrower shall have delivered to Administrative Agent written evidence, in reasonable detail, which evidence shall be in form and substance satisfactory to the Administrative Agent, that at least one patient has enrolled in a pivotal clinical study for Diazepam (MSRX-203).

(c)       Compliance Certificate. Administrative Agent shalt have received a Compliance Certificate, prepared on a pro forma basis as if the Delayed Draw Loan had been made as of the first day of the most recently ended Fiscal Quarter for which a report pursuant to Section 8.01(a) has been delivered to Administrative Agent, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Responsible Officer of each Obligor.

(d)       Closing Fee, Expenses, Etc. Administrative Agent shall have received for its own account, all fees, costs and expenses due and payable pursuant to Section 14.03.

(e)       Delayed Draw Date. The Delayed Draw Date shall have occurred on or before the date which is 30 days after the date when all conditions precedent set forth in this Section 6.02 have been satisfied; provided that, if such date occurs on or before December 3, 2016, the Delayed Draw Date shall be January 13, 2017.

(f)        Lien Searches. Borrower and its Subsidiaries shall have delivered lien searches to the Administrative Agent dated as of a date reasonably close to the Delayed Draw Date, and the Administrative Agent shall be satisfied with the results of such searches.

(g)       Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Borrower or any Subsidiary shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as Administrative Agent or its counsel may reasonably request.

SECTION 7.
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and the Lenders that:

7.01    Power and Authority. Each of Borrower and its Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.

7.02    Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03    Governmental and Other Approvals; No Conflicts. The Transactions (i) do not require any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of the Liens created pursuant to the Security Documents, (ii) will not violate any Requirement of Law or the Organic Documents of Borrower and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (iv) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower and its Subsidiaries.

7.04    Financial Statements; Material Adverse Change.

(a)       Financial Statements. Borrower has heretofore furnished to the Lenders certain consolidated financial statements as provided for in Section 8.01.Such financial statements, and all other financial statements delivered by Borrower to Administrative Agent (whether prior to the Closing Date or otherwise) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(a). Neither Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b)       No Material Adverse Change. Since December 31, 2015, there has been no Material Adverse Change.

7.05    Properties.

(a)        Property Generally. Each Obligor has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)       Intellectual Property.

(i)        Schedule 7.05(b) contains:

(A)      a complete and accurate list of all applied for or registered or issued Patents, including the jurisdiction and patent number;

(B)       a complete and accurate list of all applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C)       a complete and accurate list of all applied for or registered Copyrights.

(ii)       To the best of each Obligor’s knowledge, each Obligor is the absolute beneficial owner of all right, title and interest in and to the Obligor Intellectual Property that it owns, with no breaks in chain of title with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens, and each Obligor has the right to use all Obligor Intellectual Property. Without limiting the foregoing, and except as set forth in Schedule 7.05(b):

(A)      other than with respect to the Material Agreements, or as permitted by Section 9.09, to the best of each Obligor’s knowledge, the Obligors have not transferred ownership of Material Intellectual Property, in whole or in part, to any other Person who is not an Obligor;

(B)       to the best of each Obligor’s knowledge, other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Properly and non disclosure agreements, or (iii) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to Borrower’s Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict in any material manner any Obligor or any of its Subsidiaries with respect to their Material Intellectual Property;

(C)       to the best of each Obligor’s knowledge, neither the use by it of any of its Intellectual Property, nor the operations by such Obligor of its business, violates, infringes or interferes with or constitutes a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D)      except as set forth in Schedule 7.06(a),there are no pending or, to Borrower’s knowledge, threatened Claims against the Obligors asserted by any other Person relating to the Obligor  Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; the Obligors have not received any written notice from any Person that Borrower’s business, the use of the Obligor Intellectual Property, or the manufacture, use or sale of any product or the performance of any service by Borrower infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E)       except as set forth in Schedule 7.06(a),the Obligors have no knowledge that the Obligor Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Obligors. Without limiting the foregoing, except as set forth in Schedule 7.06(a),the Obligors have not put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Obligor Intellectual Property; the Obligors have not initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;

(F)       to the best of each Obligor’s knowledge, all relevant current and former employees and contractors of Borrower have executed written confidentiality and invention assignment Contracts with Borrower that irrevocably assign to Borrower or its designee all of their rights to any Inventions relating to Borrower’s business;

(G)       to the best of each Obligor’s knowledge, the Obligor Intellectual Property is all the Intellectual Property necessary for the operation of Borrower’s business as it is currently conducted or as currently contemplated to be conducted;

(H)      the Obligors have taken reasonable precautions to protect the secrecy, confìdentiality and value of its Obligor Intellectual Property consisting of trade secrets and confidential information;

(I)        each Obligor has delivered to Administrative Agent accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property; and

(J)        to the best of each Obligor’s knowledge, there are no pending or threatened in writing Claims against the Obligors asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements.

(iii)      To the best of each Obligor’s knowledge, with respect to the Obligor Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A)      each of the issued claims in such Patents, to Borrower’s knowledge, is valid and enforceable;

(B)       the named inventors claimed in such Patents have executed written Contracts with Borrower or its predecessor-in-interest that properly and irrevocably assigns to Borrower or predecessor-in-interest all of their rights, title and interest to any of the Inventions claimed in such Patents to the extent permitted by Requirements of Law;

(C)       none of the Patents, or the Inventions claimed in them, have been dedicated to the public except as a result of intentional decisions made by the applicable Obligor;

(D)      to the best of each Obligor’s knowledge, all prior art material to the Patents listed on Schedule 7.05(b) was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by Requirements of Law;

(E)       subsequent to the issuance of such Patents, neither any Obligor nor its predecessor in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F)       except as expressly indicated on Schedule 7.05(b), no allowable or allowed subject matter of such Patents, to each Obligor’s knowledge, is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination, opposition or any other post-grant proceedings, nor are the Obligors aware of any basis for any such interference, re-examination, opposition or any other post-grant proceedings;

(G)       no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, the Obligors have not received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H)      to the best of each Obligor’s knowledge, the Obligors have not received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;

(I)        the Obligors have no knowledge that they or any prior owner of such Patents or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(J)       all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or would not reasonably be expected to result in a Material Adverse Change.

(c)       Material Intellectual Property.  Schedule 7.05(c) contains an accurate list of the Obligor Intellectual Property that is material to Borrower’s current business with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

7.06    No Actions or Proceedings.

(a)       Litigation. There is no litigation, investigation or proceeding pending or, to Borrower’s knowledge, threatened with respect to Borrower and its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06(a) or (ii) that involves this Agreement or the Transactions.

(b)       Environmental Matters. The operations and property of Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c)       Labor Matters. There are no strikes, lockouts or other material labor disputes against Borrower or any Subsidiary or, to Borrower’s knowledge, threatened against or affecting Borrower or any Subsidiary, and no significant unfair labor practice complaint is pending against Borrower or any Subsidiary or, to the knowledge of Borrower, threated against any of them before any Governmental Authority. Except as set forth on Schedule 7.06(c), Borrower is not party to any collective bargaining agreements or contracts, no union representation exists on any facilities of Borrower or any of its Subsidiaries and, to the knowledge of Borrower, no union organizing activities are taking place.

7.07    Compliance with Laws and Agreements. Each of the Obligors is in compliance with all Requirements of Law and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. Obligors and their Subsidiaries are in compliance with 21 CFR §§210-211 and 2l CFR §§600-610.

7.08    Taxes. Except as set forth on Schedule 7.08,each of the Obligors has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09    Full Disclosure. To the best knowledge of Borrower, none of the representations or warranties made by any Obligor in any of the Loan Documents to which it is a party, as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Obligor in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

7.10    Regulation.

(a)       Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)       Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11    Solvency. Borrower is and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be Solvent. Each Subsidiary of Borrower is and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be Solvent.

7.12    Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all Subsidiaries as of the date hereof. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by Borrower of each such Subsidiary is as shown in said Schedule 7.12. Each Subsidiary that is a Foreign Subsidiary and each Subsidiary that is a Permitted Foreign Subsidiary is designated as such on such Schedule.

7.13    Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of all Indebtedness of each Obligor outstanding as of the date hereof. Schedule 7.13(b) is a complete and correct list of all Liens granted by Borrower and other Obligors with respect to their respective property and outstanding as of the date hereof.

7.14    Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of (i) each Material Agreement and (ii) each agreement creating or evidencing any Material Indebtedness. No Obligor is in material default under any such Material Agreement or agreement creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14,all material vendor purchase agreements and provider Contracts of the Obligors are in full force and effect without material modification from the form in which the same were disclosed to Administrative Agent and the Lenders.

7.15    Restrictive Agreements. None of the Obligors is subject to any Restrictive Agreement, except those listed on Schedule 15 or otherwise permitted under Section 9.11.

7.16    Real Property. Neither Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16.

7.17    Pension Matters. Schedule 7.17 sets forth, as of the date hereof, a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Obligor or Subsidiary thereof, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18    Collateral; Security Interest. Each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject thereto to the extent required by the applicable Security Document. The Security Documents collectively are effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral, which security interests are perfected and first-priority (subject only to Permitted Priority Liens).

7.19    Regulatory Approvals.

(a)       Each Obligor and each of its Subsidiaries holds, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for Borrower and each of its Subsidiaries to conduct their respective operations and businesses in the manner currently conducted.

(b)      Set forth on Schedule 7.19(b) is a complete and accurate list as of the date hereof of all material Regulatory Approvals relating to the Obligors and each of their Subsidiaries, the conduct of their business and the Products (on a per Product basis). All such material Regulatory Approvals are (i) legally and beneficially owned exclusively by the Obligors or such Subsidiaries, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects. All required and material notices, registrations and listings, supplemental applications or notifications, reports (including field alerts or other reports of adverse experiences) and other required and material filings with respect to the Products have been filed with the FDA and all other applicable Governmental Authorities.

(c)       (i) All material regulatory filings required by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all Requirements of Law, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Obligor according to all Requirements of Law in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Lenders all such material regulatory filings and all material communications between representatives of each Obligor and any Regulatory Authority.

(d)       Each Obligor and each of its agents are in compliance in all material respects with all applicable Requirements of Law (including all Regulatory Approvals and Product Authorizations) of all applicable Governmental Authorities, including the FDA and all other Regulatory Authorities, with respect to each Product and all Product Development and Commercialization Activities related thereto. Each Obligor has and maintains in full force and effect all the necessary and requisite Regulatory Approvals and Product Authorizations. Each Obligor is in compliance in all material respects with all applicable registration and listing requirements set forth in the FD&C Act or equivalent regulation of each other Governmental Authority having jurisdiction over such Person. Each Obligor adheres in all material respects to all applicable Requirements of Law of all Regulatory Authorities with respect to the Products and all Product Development and Commercialization Activities related thereto.

(e)       Except as set forth on Schedule 7.19(e),no Obligor has received from any Regulatory Authority any notice of adverse findings with respect to any Product or any Product Development and Commercialization Activities related thereto, including any FDA Form 483 inspectional observations, notices of violations, warning letters, criminal proceeding notices under Section 305 of the FD&C Act, or any other similar communication from any Regulatory Authority. There have been no seizures conducted or, to Borrower’s knowledge, threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts conducted, requested or, to Borrower’s knowledge, threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts have been conducted, requested or, to Borrower’s knowledge, threatened by any Regulatory Authority relating to any Products. No Obligor has received any written notification that remains unresolved from the FDA or any other Regulatory Authority indicating any breach or violation of any applicable Product Authorization or Regulatory Approval, including that any of the Products is misbranded or adulterated as defined in the FD&C Act or the rules and regulations promulgated thereunder.

(f)        Neither any Obligor nor any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g)       No Obligor has received any written notice that the FDA or any other applicable Regulatory Authority has commenced or initiated, or, to the knowledge of Borrower or any such Obligor, threatened to commence or initiate, any action to withdraw any Regulatory Approval or Product Authorization or requested the recall of any Products or commenced or initiated or, to the knowledge of Borrower or any such Obligor, threatened to commence or initiate, any action to enjoin any Product Development and Commercialization Activities of Borrower or any such Obligor.

(h)       The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with standard medical and scientific research procedures and all applicable Product Authorizations. Each Obligor has operated within, and currently is in compliance in all material respects with, all applicable Requirements of Law, Product Authorizations and Regulatory Approvals, as well as the rules and regulations of the FDA and each other Regulatory Authority. No Obligor has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product.

7.20    Transactions with Affiliates. Except as set forth on Schedule 7.20,neither Borrower nor any Subsidiary has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate during the three-year period prior to the Closing Date.

7.21    OFAC. No Obligor or, to the knowledge of Borrower, any of their respective directors, officers, or employees nor, to the knowledge of Borrower, any agents or other persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including Administrative Agent and its Affiliates) of Sanctions.

7.22    Anti-Corruption. No Obligor or, to the knowledge of Borrower, nor any of their respective directors, officers, or employees nor, to the knowledge of Borrower, any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23    Deposit and Disbursement Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which any Obligor maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24    Royalty and Other Payments. Except as set forth on Schedule 7.24, no Obligor is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

SECTION 8.
AFFIRMATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations) have been indefeasibly paid in full in cash:

8.01    Financial Statements and Other Information. Borrower will furnish to Administrative Agent:

(a)       as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year (or 120 days, in the case of the fourth fiscal quarter), the consolidated balance sheets of the Obligors as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower stating that such financial statements fairly present the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b)       other than with respect to the fiscal year ended December 31, 2015 (which shall be governed by Section 8.20), as soon as available and in any event within 120 days after the end of each fiscal year, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of KPMG LLP or another firm of independent certified public accountants of recognized national standing acceptable to the Lenders, which report and opinion shall be prepared in accordance with  generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidating financial statements, certified by a Responsible Officer of Borrower;

(c)       as soon as available and in any event within 45 days after the end of each fiscal month of each fiscal year (including the last month of each fiscal quarter and each fiscal year), a consolidated balance sheet for Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such fiscal month and the portion of Borrower’s fiscal year then ended, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower stating that such financial statements fairly present the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(d)       together with the financial statements required pursuant to Sections 8.01(a), (b) and (c), a compliance certificate of a Responsible Officer as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) substantially in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors;

(e)       copies of all letters of representation signed by an Obligor to its auditors and, promptly upon receipt thereof, copies of all auditor reports delivered for each fiscal quarter;

(f)        as soon as available and in any event no later than 45 days following approval by the Board of Directors (or similar body) of Borrower, copies of all annual financial projections commensurate in form and substance with those provided to Borrower’s equity investors;

(g)       promptly, and in any event within five Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor;

(h)       the information regarding insurance maintained by Borrower and its Subsidiaries as required under Section 8.05;

(i)        promptly following Administrative Agent’s request at any time, proof of Borrower’s compliance with Section 10;

(j)        within five Business Days of delivery, copies of all statements, reports and notices (including board kits) made available to holders of Borrower’s Equity Interests; providedthat any such material may be redacted by Borrower to exclude information relating to the Lenders (including Borrower’s strategy regarding the Loans);

(k)       as soon as possible and in any event within ten Business Days after Borrower obtains knowledge of any return, recovery, dispute or claim related to any Product or inventory that involves more than $1,000,000, written notice thereof from a Responsible Officer of Borrower which notice shall include any statement setting forth details of such return, recovery, dispute or claim; and

(l)        such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as the Majority Lenders may from time to time reasonably request.

8.02    Notices of Material Events. Borrower will furnish to Administrative Agent written notice of the following promptly, but in any event within ten Business Days, after a Responsible Officer first learns of the existence of:

(a)       the occurrence of any Default;

(b)       notice of the occurrence of any event with respect to its property or assets resulting in an uninsured Loss aggregating $250,000 (or the Equivalent Amount in other currencies) or more;

(c)       (i) any proposed acquisition of stock, assets or property by any Obligor that would reasonably be expected to result in environmental liability under Environmental Laws, and (ii)(x) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws, and (y) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of Borrower’s knowledge, threatened against or affecting Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material;

(d)       the assertion of any environmental matter by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $250,000 other than any environmental matter or alleged violation that, if adversely determined, could not (either individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect;

(e)       the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(f)        (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g)       (i) the termination of any Material Agreement; (ii) the receipt by Borrower or any of its Subsidiaries of any material notice under any Material Agreement (and a copy thereof); (iii) the entering into of any new Material Agreement by an Obligor (and a copy thereof); or (iv) any material amendment to a Material Agreement (and a copy thereof) that, in the case of clauses (i), (ii) or (iv), could reasonably be expected to result in a Material Adverse Effect;

(h)       the reports and notices as required by the Security Documents;

(i)        within 30 days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01,notice of any material change in accounting policies or financial reporting practices by the Obligors;

(j)        promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor;

(k)       a licensing agreement or arrangement entered into by Borrower or any of its Subsidiaries in connection with (or as a result of) any infringement or alleged infringement by Borrower or any of its Subsidiaries of the Intellectual Property of another Person;

(l)        concurrently with the delivery of financial statements under Section 8.01(b), the creation or other acquisition of any Intellectual Property by Borrower or any Subsidiary after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority;

(m)      any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering Administrative Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts as of the date of such change; and

(n)       any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03    Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04    Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05    Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and with coverage amounts for property insurance and liability insurance of not less than $10,000,000 in the aggregate. Upon the request of Administrative Agent or the Majority Lenders, Borrower shall furnish Administrative Agent from time to time with (i) full information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect. Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to Borrower without at least 30 days’ prior written notice to Borrower and Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of Borrower (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.06    Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent or the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (but not more often than once a year unless an Event of Default has occurred and is continuing) as Administrative Agent or the Lenders may request. The Obligors shall pay all costs of all such inspections.

8.07    Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all Requirements of Law (including Environmental Laws) and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08    Maintenance of Properties, Etc. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09    Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10    Action under Environmental Laws. Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.

8.11    Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.05. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12    Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)       Such Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries that are Domestic Subsidiaries and Permitted Foreign Subsidiaries are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that is a Domestic Subsidiary or a Permitted Foreign Subsidiary, such Obligor and its Subsidiaries concurrently will:

(i)     cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement;

(ii)    take such action or cause such Subsidiary to take such action (including joining the Security Agreement, delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder;

(iii)   to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued shares of such Subsidiary; and

(iv)   deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as Administrative Agent or the Majority Lenders shall have requested.

(b)       No Foreign Subsidiary shall be required to become a Subsidiary Guarantor hereunder. Except as set forth on Schedule 7.12, Borrower has no Foreign Subsidiaries.

(c)       Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by Administrative Agent or the Majority Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by Administrative Agent or the Majority Lenders to create, in favor of Administrative Agent, for the benefit of the Secured Parties, perfected security interests and Liens in substantially all of the personal property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

8.13    Termination of Non-Permitted Liens. In the event that Borrower or any of its Subsidiaries shall become aware or be notified by Administrative Agent or any Lender of the existence of any outstanding Lien against any property of Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, Borrower shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.14    Intellectual Property. In the event that the Obligors acquire Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

8.15    Litigation Cooperation. Borrower shall make available to Administrative Agent, without expense to Administrative Agent, reasonable access to each Obligor and such Obligor’s officers, employees and agents and such Obligor’s books and records, to the extent that Administrative Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Administrative Agent or any Lender with respect to any Collateral, the subject of any Loan Document or relating to any Obligor.

8.16    Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. With respect to the Products, Borrower will, and will cause each other Obligor (to the extent applicable) to, (i) maintain in full force and effect all Regulatory Approvals (including all Product Authorizations), contract rights, or other rights necessary for the operations of Borrower’s or such Obligor’s business, as the case may be, including any Product Development and Commercialization Activities, (ii) notify Administrative Agent, promptly after learning thereof, of (x) any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by Borrower, any such Obligor or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or (y) any basis for undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to such maintenance, all Intellectual Property owned or controlled by Borrower or any such Obligor that is used in and is necessary for the operations of the business of such Person, including Product Development and Commercialization Activities, and all Material Agreements, (iv) notify Administrative Agent, promptly after learning thereof, of any Infringement or other violation by any Person of Borrower’s or any other Obligor’s Intellectual Property that is used in the operations of the business of such Person, or in connection with any Product Development and Commercialization  Activities, and aggressively pursue any such Infringement or other violation, to the extent Borrower deems it commercially reasonable to do so, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Intellectual Property developed or controlled by Borrower or any other  Obligor, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and (vi) notify Administrative Agent, promptly after learning thereof, of (x) any claim by any Person that the conduct of Borrower’s or any such Obligor’s business (including any Product Development and Commercialization Activities) Infringes any Intellectual Property of such Person, or (y) any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.19 to be incorrect in any material respect if such representation or warranty was to be made at the time such Obligor learned of such event, circumstance, act or omission.

8.17    ERISA Compliance. Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the provisions of ERISA with respect to any Plans to which Borrower or any Subsidiary is a party as employer.

8.18    Cash Management. Each Obligor will:

(a)       maintain all deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes with a bank or financial institution that has executed and delivered to Administrative Agent an account control agreement, in form and substance reasonably acceptable to Administrative Agent (provided that no account control agreement shall be required for any payroll or payroll tax account of Borrower or any deposit account maintained in connection with any Borrower employee benefit plan, to the extent the funds on deposit therein are held for the benefit of Borrower’s employees); each such deposit account, disbursement account, investment account (or similar account) and lockbox (each, a “Controlled Account”) shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to Administrative Agent over such Controlled Accounts;

(b)       deposit promptly, and in any event no later than ten Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c)       at any time after the occurrence and during the continuance of an Event of Default, at the request of Administrative Agent, each Obligor will cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to Administrative Agent.

8.19    Regulatory Milestones. On or before March 31, 2018, the Borrower shall have filed (or caused to be filed) with the FDA, in accordance with all applicable Requirements of Law, a Form FDA-356h (or successor form thereto) for approval by the FDA of an NDA for at least one of the following Products: Diazepam, Riluzole, Clobazam or Epinephrine.

8.20    Post-Closing Obligations.

(a)       Borrower shall deliver, or shall cause to be delivered, the following items to the Administrative Agent within 45 days after the Closing Date:

(i)     audited consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2015, together with such other information required to be delivered pursuant to Section 8.01(b) with respect thereto;

(ii)    evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of each Obligor set forth on Schedule 7 to the Security Agreement as of the Closing Date are Controlled Accounts; and

(iii)   evidence that all such Controlled Accounts set forth on Schedule 7 to the Security Agreement as of the Closing Date are subject to one or more account control agreements, in favor of, and satisfactory in form and substance to, Administrative Agent.

(b)       Borrower shall use commercially reasonable efforts to deliver, or cause to be delivered, executed counterparts of the Landlord Consents for each of the properties listed on Schedule 9 to the Security Agreement as of the Closing Date (other than the leased property identified as “TN Lab” on such Schedule) to the Administrative Agent within 45 days after the Closing Date.

SECTION 9.
NEGATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations) have been paid in full indefeasibly in cash:

9.01    Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)       the Obligations;

(b)       Indebtedness existing on the date hereof and set forth in Schedule 7.13(a) and Permitted Refinancings thereof; providedthat, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Majority Lenders;

(c)       accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d)       Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;

(e)       Indebtedness of an Obligor (other than any Foreign Subsidiary) to any other Obligor;

(f)        Guarantees by any Obligor of Indebtedness of any other Obligor (other than any Foreign Subsidiary); provided that the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate principal amount of the outstanding Indebtedness permitted in reliance on Section 9.01(g), does not exceed $250,000 (or the Equivalent Amount in other currencies) at any time;

(g)       normal course of business equipment financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate principal amount of the outstanding Indebtedness permitted in reliance on Section 9.01(f), does not exceed $500,000 (or the Equivalent Amount in other currencies) at any time;

(h)       Indebtedness under Hedging Agreements permitted by Section 9.05(f);  and

(i)        Indebtedness approved in advance in writing by Administrative Agent and the Majority Lenders.

9.02    Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)       Liens securing the Obligations;

(b)       any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)       Liens securing Indebtedness permitted under Section 9.01(g); providedthat such Liens are restricted solely to the collateral described in Section 9.01(g);

(d)       Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e)       pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f)        Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g)       servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Requirement of Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(h)       with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Requirements of Law; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Requirement of Law, which, in the aggregate for (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors; and

(i)        Bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

provided that no Lien otherwise permitted under any of the foregoing Section 9.02(b) through (i) shall apply to any Material Intellectual Property.

9.03    Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or (iii) make any Acquisition or otherwise acquire any business or substantially all the property from, or capital stock of, or be a party to any acquisition of, any Person, except:

(a)       Investments permitted under Section 9.05(e);

(b)       the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor (other than any Foreign Subsidiary);

(c)       the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor (other than any Foreign Subsidiary);

(d)       the sale, transfer or other disposition of the capital stock of any Subsidiary Guarantor to any other Obligor (other than any Foreign Subsidiary); and

(e)       Permitted Acquisitions.

9.04    Lines of Business. Except as set forth on Schedule 9.04,such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in or planned to be engaged in on the date hereof by Borrower or any Subsidiary or a business reasonably related thereto.

9.05    Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)       Investments outstanding on the date hereof and identified in Schedule 9.05;

(b)       operating deposit accounts with banks;

(c)       extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)       Permitted Cash Equivalent Investments;

(e)       Investments by any Obligor in the Subsidiary Guarantors;

(f)        Hedging Agreements entered into in Borrower’s ordinary course of business for the purpose of hedging currency risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $1,500,000 (or the Equivalent Amount in other currencies);

(g)       Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h)      employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by Requirements of Law) which in the aggregate shall not exceed $100,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i)        Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients; and

(j)        Investments permitted under Section 9.03.

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a)       dividends with respect to Borrower’s Equity Interests payable solely in additional Equity Interests that constitute common stock (or the equivalent);

(b)       Borrower’s purchase, redemption, retirement, or other acquisition of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Equity Interests;

(c)       dividends paid by any Subsidiary Guarantor to any other Obligor (other than any Foreign Subsidiary); and

(d)       if Borrower is at the time taxed as a partnership for federal and state tax income purposes, quarterly cash distributions to the holders of the Equity Interests of Borrower in an aggregate amount not to exceed the amount necessary to pay current year estimated taxes (including self-employment taxes and calculated at a maximum income tax rate equal to the highest effective federal and applicable state marginal income tax rates owing by the holders of Equity Interests of Borrower) attributable to the taxable income of Borrower and its Subsidiaries from and after the Closing Date, plus (x) the amount by which actual taxes, including self-employment taxes, of such holders (calculated on an aggregate basis at such maximum tax rate) exceed estimated taxes, if such actual taxes of such holders are higher than such estimated taxes, and minus (y) the amount by which estimates taxes of such holders exceed actual taxes, including self-employment taxes, of such holders (calculated on an aggregate basis at such maximum income tax rate), if such estimated taxes exceed such actual taxes.

9.07    Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Permitted Indebtedness and (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(e).

9.08    Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower.

9.09    Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)       sales of inventory in the ordinary course of its business on ordinary business terms;

(b)       the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(c)       Asset Sales that constitute outbound licenses permitted pursuant to Section 9.13(b);

(d)       transfers of property by any Subsidiary Guarantor to any other Obligor (other than any Foreign Subsidiary);

(e)       dispositions of any property that is obsolete or worn out or no longer used or useful in the Business;

(f)        in connection with any transaction permitted under Section 9.03 or 9.05.

9.10    Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)       transactions between or among Obligors (other than any Foreign Subsidiary);

(b)       any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09;

(c)       customary compensation and indemnification of and other employment arrangements with, directors, officers and employees of Borrower or any Subsidiary in the ordinary course of business;

(d)       issuances of Equity Interests by Borrower constituting common stock (or the equivalent thereof) to Affiliates in exchange for cash, provided that the terms thereof are no less favorable (including the amount of cash received by Borrower) to Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower; and

(e)       the transactions set forth on Schedule 9.10.

9.11    Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by law or by the Loan Documents and (ii) Restrictive Agreements listed on Schedule 7.15.

9.12    Modifications and Terminations of Material Agreements and Organic Documents. To the extent such action could reasonably be expected to have or result in a Material Adverse Effect, such Obligor will not, and will not permit any of its Subsidiaries to,

(a)       waive, amend or otherwise modify any term or provision of any Organic Document; or

(b)       (x) take or omit to take any action that results in the termination of any Material Agreement or (y) take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration (in each case, unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for Borrower or such Subsidiary).

9.13    Inbound and Outbound Licenses.

(a)       Inbound Licenses. No Obligor shall enter into or become or, except as disclosed on Schedule 9.13(a), remain bound by any inbound license agreement requiring any Obligor, during any twelve-month period during the term of such license agreement, to make aggregate payments in excess of $1,000,000 for any such individual license or agreement or in excess of $5,000,000 when taken together with all other such licenses agreements, unless (i) no Event of Default has occurred and is continuing and (ii)(x) Borrower has provided prior written notice to Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the relevant Obligor’s business or financial condition, (y) such license or agreement has been approved pursuant to Borrower’s internal customary approval process for inbound licenses, and (z) Borrower has taken such commercially reasonable actions as Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for Administrative Agent to be granted a valid and perfected Lien on such license agreement and the right to fully exercise its rights under any of the Loan Documents, including upon the occurrence and continuance of any Event of Default; provided that inbound licenses agreements in the nature of over-the-counter software that is commercially available to the public shall not be prohibited by or subject to this clause (a).

(b)       Outbound Licenses. No Obligor shall enter into or become or, except as disclosed on Schedule 9.13(b), remain bound by any outbound license of Intellectual Property unless such outbound license (i) is duly authorized by Borrower in accordance with its customary internal approval process for outbound licenses and is entered into on an arm’s-length basis and in the ordinary course of business, and (ii) to the extent such Intellectual Property constitutes Collateral, the terms of such license do not impair Administrative Agent or the Lenders from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license.

9.14     Sales and Leasebacks. Except as disclosed on Schedule 9.14,such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (ii) which Borrower or such Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15    Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

9.16    Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17    Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect. No Obligor or Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.18    Inconsistent Agreements. No Obligor will enter into any agreement containing any provision which would (i) be violated or breached by such Obligor hereunder or by the performance by such Obligor of any of its obligations hereunder or under any other Loan Document, (ii) prohibit any such Obligor from granting to Administrative Agent a Lien on any of its assets or (iii) create or permit to exist or become effective any encumbrance or restriction on the ability of any Obligor to (x) pay dividends or make other distributions to Borrower, or pay any Indebtedness owed to Borrower, (y) make loans or advances to Borrower or (z) transfer any of its assets or properties to Borrower.

SECTION 10.
FINANCIAL COVENANTS

10.01  Minimum Liquidity. Borrower shall at all times maintain a minimum aggregate balance of $4,000,000 in cash in one or more Controlled Accounts, which cash and Controlled Accounts shall be free and clear of all Liens, other than Liens granted hereunder in favor of Administrative Agent.

10.02  Minimum Revenue. Subject to Section 10.03 below, on each calculation date set forth below (each, a “Calculation Date”) Manufacturing Revenue of the Borrower and its Subsidiaries, on a consolidated basis, for the twelve consecutive month period ended on such Calculation Date shall not be less than the amount set forth opposite such Calculation Date:

Calculation Date	Manufacturing Revenue
December 31, 2016	$24,500,000
March 31, 2017	$25,400,000
June 30, 2017	$24,600,000
September 30, 2017	$22,300,000
December 31, 2017	$21,300,000

Calculation Date	Manufacturing Revenue
March 31, 2018	$21,500,000
June 30, 2018	$22,000,000
September 30, 2018	$24,500,000
December 31, 2018	$28,000,000
March 31, 2019	$32,500,000
June 30, 2019	$32,500,000
September 30, 2019	$35,000,000
December 31, 2019	$35,000,000
March 31, 2020	$37,500,000
June 30, 2020	$37,500,000

10.03  Revenue Covenant Cure. If as of any Calculation Date set forth above, Manufacturing Revenue as of such Calculation Date is less than the amount required above for such Calculation Date (a “Shortfall Default”), such Shortfall Default shall be deemed cured (a “Revenue Covenant Cure”) if, at all times from such Calculation Date until the next scheduled Calculation Date, Borrower maintains a minimum aggregate balance of $8,000,000 in cash in one or more Controlled Accounts, which cash and Controlled Accounts are free and clear of all Liens, other than Liens granted hereunder in favor of the Administrative Agent; provided that (a) Borrower shall only be entitled to two Revenue Covenant Cures during the term of this Agreement and (b) Borrower may not use a Revenue Covenant Cure in two consecutive fiscal quarters; provided, further that, at any time during which a Revenue Covenant Cure is in effect, upon the request of the Administrative Agent, Borrower shall, from time to time, provide evidence in written and reasonable detail demonstrating Borrower’s maintenance of not less than $8,000,000 in cash in the Collateral Accounts (as provided above).

SECTION 11.
EVENTS OF DEFAULT

11.01  Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)       Principal or Interest Payment Default. Borrower shall fail to pay: (i) when and as the same shall become due and payable, any amount of principal of on the Loans, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) within three Business Days after the same shall become due and payable, any interest on the Loans.

(b)       Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11 .01(a))when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

(c)       Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d)       Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to Borrower’s existence), 8.11, 8.12, 8.18, 8.19, Section 9 or Section 10; provided that, for the avoidance of doubt, Section 10.02 shall be subject to the Borrower’s cure rights expressly set forth in Section 10.03.

(e)       Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of 20 or more days.

(f)        Payment Default on Other Indebtedness. Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g)       Other Defaults on Other Indebtedness. (i) Any material breach of or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, or (ii) any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h)       Insolvency, Bankruptcy, Etc.

(i)        Any Obligor becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii)       Any Obligor commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii)      Any Obligor institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv)      Any Obligor applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v)       Any Obligor takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h),or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi)      Any petition is filed, application made or other proceeding instituted against or in respect of Borrower or any Subsidiary:

(A)   seeking to adjudicate it as insolvent;

(B)    seeking a receiving order against it;

(C)    seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D)    seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii)  Any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h).

(i)        Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of 45 calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j)        ERISA and Pension Plans. (i) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $250,000 in any year or (ii) $500,000 for all periods until repayment of all Obligations (other than Warrant Obligations).

(k)       Change of Control. A Change of Control shall have occurred.

(l)        Material Adverse Change. A Material Adverse Change shall have occurred and continues for a period of five consecutive days.

(m)      Key Person Event. A Key Person Event shall have occurred.

(n)       Regulatory Matters, Etc. (i) The FDA or any other Governmental Authority initiates enforcement action against, or issues a warning letter (x) to any Obligor concerning any Product that has generated or is expected to generate at least $3,000,000 in consolidated revenue for Borrower and its Subsidiaries over any consecutive twelve month period, or (y) concerning any Obligor’s manufacturing facilities for any such Product, in each case that causes the marketing of any such Product to be discontinued, causes any such Product to be withdrawn from the market, or causes a delay in the manufacture of any such Product, which discontinuance, withdrawal or delay could reasonably be expected to last for more than 120 days; or (ii) any Obligor enters into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $2,000,000.

(o)       Impairment of Security, Etc. (i) Any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of Administrative Agent, for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability, or (iv) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Products or their commercially available successors, or any of their other material and commercially available products in the United States for more than 90 calendar days.

11.02  Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, Administrative Agent may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

SECTION 12.
THE ADMINISTRATIVE  AGENT

12.1    Appointment and Duties. Subject in all cases to clause(c) below:

(a)       Appointment of Administrative Agent. Each Lender hereby appoints Perceptive Credit Holdings, LP (together with any successor Administrative Agent pursuant to Section 12.09)as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)       Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)       Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02  Binding Effect. Each Lender agrees that (i) any action taken by Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.3    Use of Discretion.

(a)       No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)       Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Requirement of Law or the best interests of Administrative Agent or any of its Affiliates or Related Persons.

12.04  Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Parry). Any such Person shall benefit from this Section 12 to the extent provided by Administrative Agent.

12.05  Reliance and Liability.

(a)       Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)       Neither Administrative Agent nor any of its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waive and shall not assert (and Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or fraudulent conduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein; provided that the resignation of Administrative Agent pursuant to Section 12.09 at any time, under any circumstance, shall not constitute grossly negligent or fraudulent conduct or behavior. Without limiting the foregoing, Administrative Agent:

(i)        shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii)       shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)      makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(iv)      shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders).

With respect to each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against Administrative Agent based thereon.

12.06  Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07  Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08  Expenses; Indemnities.

(a)       Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)       Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to, on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided that no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09  Resignation of Administrative Agent.

(a)       At any time upon not less than five Business Days prior written notice, Administrative Agent may resign as the “Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of Administrative Agent), effective on the date set forth in such notice, which effective date shall not be less than five (or more than 30) days following delivery of such notice. If Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Administrative Agent; provided that if a successor Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor Administrative Agent.

(b)       Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10  Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of Section 12.10 (b)(ii),release or subordinate) the following:

(a)       any Subsidiary of Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a); and

(b)       any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral and all Obligors, upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations that Administrative Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to Administrative Agent and each Indemnitee that is owed such Obligations and (z) to the extent requested by Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to Administrative Agent.

Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10.

l2.11   Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Section 12 and the decisions and actions of Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (ii) each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 13.
GUARANTEE

13.01  The Guarantee. The Subsidiary Guarantor hereby jointly and severally guarantee to Administrative Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to Administrative Agent or the Lenders by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Requirements of Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional  as described above:

(a)       at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)       any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)       the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)       any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Administrative Agent or the Lenders exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03  Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify Administrative Agent and the Lenders on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04  Subrogation.  The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than Warrant Obligations) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05  Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and Administrative Agent and the Lenders, on the other hand, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06  Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R §3213.

13.07  Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08  Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 13.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 13 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 13.08,(i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment”means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share”means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

13.09  General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise, taking into account the provisions of Section 13.08,be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01,then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, Administrative Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14.
MISCELLANEOUS

14.01  No Waiver. No failure on the part of Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02  Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) delivered, if to Borrower, another Obligor, Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03    Expenses, Indemnification, Etc.

(a)       Expenses. Borrower agrees to pay or reimburse (i) Administrative Agent and the  Lenders for all of their reasonable out of pocket costs and expenses (including the reasonable fees and expenses of Morrison & Foerster LLP, special counsel to Administrative Agent the Lenders, and any sales, goods and services or other similar taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) Administrative Agent and the Lenders for all of their out of pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)       Indemnification. Borrower hereby indemnifies Administrative Agent, the Lenders, and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.”No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or the Transactions or the actual or proposed use of the proceeds of the Loans.

14.04  Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and the Majority Lenders; provided that:

(a)       no amendment, waiver or consent shall affect the rights or duties under any Loan Document of or any payment to, Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by Administrative Agent in addition to any signature otherwise required; and

(b)       the consent of all of the Lenders shall be required to:

(i)     amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification discharge, termination or waiver would increase the amount of the Loans, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(ii)    amend the provisions of Section 6;

(iii)   amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iv)      amend this Section 14.04;

provided that, notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

14.05  Successors and Assigns.

(a)       General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of Administrative Agent. Any of the Lenders may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any of the Lenders may, with the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person, other than a competitor of any Obligor) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to Borrower, an Affiliate of Borrower, or any employees or directors of Borrower at any time. Subject to the recording thereof by the Lenders pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03.Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c)       Amendments to Loan Documents. Each of Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d)       Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount of the loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(e)       Participations. Any of the Lenders may at any time, without the consent of or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); providedthat (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with the Lenders in connection therewith. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f),Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.

(f)        Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(g)       Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

14.06  Survival. The obligations of Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.09, 14.10, l4.11, 14.12, 14.13, 14.14 and 14.16, and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07  Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

14.09  Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10  Jurisdiction, Service of Process and Venue.

(a)       Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of Administrative Agent and the Lenders only and, as a result, neither Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any Requirement of Law, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(b)       Alternative Process. Nothing herein shall in any way be deemed to limit the ability of Administrative Agent or the Lenders to serve any process or summons in any other manner permitted by a Requirement of Law.

(c)       Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11  Waiver of Jury Trial. EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTTON OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

l4.l2    Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to so claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13  Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14  Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Requirement of Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15  No Fiduciary Relationship. Borrower acknowledges  that Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16  Confidentiality. Administrative Agent and each Lender agree to keep confidential all non-public information provided to them by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information and use such information solely for purposes of the lending activities of Administrative Agent and each Lender under the Loan Documents; provided that nothing herein shall prevent Administrative Agent or any Lender from disclosing any such information (i) to Administrative Agent, any other Lender, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates who have a need to know such information (collectively , its “Related Parties”), (iv) upon the request or demand of any Governmental Authority or any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating Borrower or its Subsidiaries or the Loan or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan or (xi) to any other party hereto; provided, further, that, (1) neither the Administrative Agent nor any Lender shall use any Obligor’s non-public information for the purposes of engaging in hedging or short-selling activities of Borrower’s Equity Interests and (2) unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

14.17  USA PATRIOT Act. Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L.107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

MONOSOL RX, LLC

By	/s/ Keith J. Kendall
Name: Keith J. Kendall
Title: Chief Executive Officer

Address for Notices:
MonoSol Rx, LLC
30 Technology Drive
Warren, NJ 07059
Attn: Chief Financial Officer
Tel.: (908) 941-1912
Fax: (908) 561-1209
Email: jleonard@monosolrx.com

SUBSIDIARY GUARANTORS:

MONOSOL RX, INC.

By	/s/ Keith J. Kendall
Name: Keith J. Kendall
Title: President

Address for Notices:
c/o MonoSol Rx, LLC
30 Technology Drive
Warren, NJ 07059
Attn: Chief Financial Officer
Tel.: (908) 941-1912
Fax: (908) 561-1209
Email: jleonard@monosolrx.com

[Signature page to Credit Agreement]

MSRX US, LLC

By	/s/ Keith J. Kendall
Name: Keith J. Kendall
Title: President

Address for Notices:
c/o MonoSol Rx, LLC
30 Technology Drive
Warren, NJ 07059
Attn: Chief Financial Officer
Tel.: (908) 941-1912
Fax: (908) 561-1209
Email: jleonard@monosolrx.com

[Signature page to Credit Agreement]

ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Perceptive Credit Holding, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@ Perceptivelife.com

S-2

Schedule I
to Credit Agreement

COMMITMENTS

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings, LP	$50,000,000	l00%
TOTAL	$50,000.000	l00%

Exhibit A
to Credit Agreement

FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a ________ [corporation][limited liability company] (the “Additional Subsidiary Guarantor”), under that certain Credit Agreement, dated as of August 16, 2016 (as amended or otherwise modified, renewed, refinanced or replaced, the “Credit Agreement”), among MonoSol Rx, LLC, a Delaware limited liability company (“Borrower”), the Subsidiary Guarantors party thereto, the lenders party thereto and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the lenders (in such capacity, together with its successors and assigns, “Administrative Agent”).

Pursuant to Section 8.12(a) of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement, and a “Grantor” for all purposes of the Security Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to the Lenders and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 13.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Section 13 of the Credit Agreement. In addition, as of the date hereof, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Section 7 of the Credit Agreement and in Section 3 of the Security Agreement, with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 8.12(a) of the Credit Agreement to the Lenders.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By
Name:
Title:

Exhibit A-1

Exhibit B
to Credit Agreement

FORM OF BORROWING NOTICE

Date :      [__________]

To:	Perceptive Credit Holdings, LP, as Administrative Agent
c/o Perceptive Advisors LLC
51 Astor place, 10th floor
New York, NY 10003
Attn:  Sandeep Dixit
Email: Sandeep@perceptivelife.com

Re: Borrowing under Credit Agreement

Ladies and Gentlemen:

The undersigned, MonoSol Rx, LLC, a Delaware limited liability company (“Borrower”), refers to the Credit Agreement, dated as of August 16, 2016 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, “Administrative Agent”). The terms defined in the Credit Agreement are herein used as therein defined.

Borrower hereby gives you notice irrevocably, pursuant to Section 2.02(a) of the Credit Agreement, of the borrowing of the Loan specified herein:

1.	The proposed Borrowing Date is [__________].

2.	The amount of the proposed Borrowing is $[__________].

3.	The payment instructions with respect to the funds to be made available to Borrower are as follows:

                Bank name:          [__________]
Bank Address:    [__________]
Routing Number:      [__________]
Account Number:       [__________]
Swift Code:                [__________]

Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

a)
the representations and warranties made by Borrower in Section 7 of the Credit Agreement shall be true on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date;

Exhibit B-1

b)	on and as of the Borrowing Date, there shall have occurred no Material Adverse Change since [INSERT DATE OF LAST AUDITED FINANCIAL STATEMENTS]; and

c)	no Default exists or would result from such proposed borrowing.

[Signature Page Follows]

Exhibit B-2

IN WITNESS WHEREOF, Borrower has caused this Borrowing Notice to be duly executed and delivered as of the day and year first above written.

BORROWER:

MONOSOL RX, LLC

By
Name:
Title:

Exhibit B-3

Exhibit C
to Credit Agreement

FORM OF NOTE

U.S. $[_______]	[___________], 2016

FOR VALUE RECEIVED, the undersigned, MonoSol Rx, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to Perceptive Credit Holdings, LP or its assigns (the “Lender”), in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to Section 2.01 of the Credit Agreement, dated as of August 16, 2016 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto, the lenders party thereto and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the lenders (in such capacity, together with its successors and assigns, “Administrative Agent”), on the date or dates specified in the Credit Agreement, together with interest on the principal amount of such Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is a Note issued pursuant to the terms of Section 2.04 of the Credit Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

MONOSOL RX, LLC

By
Name:
Title:

Exhibit C-1

Exhibit D
to Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of August 16, 2016 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”), among MonoSol Rx, LLC, a Delaware limited liability company (“Borrower”), the Subsidiary Guarantors party thereto, the lenders party thereto and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the lenders (in such capacity, together with its successors and assigns, “Administrative Agent”). [______________________] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Credit Agreement. The Foreign Lender hereby represents and warrants that:

1.            The Foreign Lender is the sole record owner of the Loans as well as any obligations evidenced by any Note(s) in respect of which it is providing this certificate;

2.            The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the Loans as well as any obligations evidenced by any Note(s) in respect of which it is providing this certificate;

3.            Neither the Foreign Lender nor its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a)            neither the Foreign Lender nor its direct or indirect partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)            neither the Foreign Lender nor its direct or indirect partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

4.            Neither the Foreign Lender nor its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

5.            Neither the Foreign Lender nor its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

[Signature follows]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By
Name:
Title:

Date:

Exhibit D-2

Exhibit E
to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(d) of, and in connection with the consummation of the transactions contemplated in, the Credit Agreement, dated as of August 16, 2016 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”), among MonoSol Rx, LLC, a Delaware limited liability company (“Borrower”), the Subsidiary Guarantors party thereto, the lenders party thereto and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the lenders (in such capacity, together with its successors and assigns, “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of Borrower for the benefit of the Secured Parties and pursuant to Section 8.01(d) of the Credit Agreement that such Responsible Officer of Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:

In accordance with Section 8.01[(a)/(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the financial statements for the [fiscal quarter/fiscal year/fiscal month] ended [__________] required to be delivered pursuant to Section 8.01[(a)/(b)/(c)] of the Credit Agreement. Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of Borrower and its Subsidiaries as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)]1

Attached hereto as Annex B are the calculations used to determine compliance with each financial covenant contained in Section 10 of the Credit Agreement.

No Default or Event of Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which Borrower proposes to take the actions set forth on Annex C].

The representations and warranties made by Borrower in Section 7 of the Credit Agreement are true on and as of the date hereof, with the same force and effect as if made on and as of the date hereof (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date).

___________________________
1 Insert language in brackets only for quarterly and monthly certifications.

Exhibit E-1

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

MONOSOL RX, LLC

By
Name:
Title:

Exhibit E-2

Annex A to Compliance Certificate

FINANCIAL STATEMENTS

[see attached]

Exhibit E-3

Annex B to Compliance Certificate

CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

Section 10.01: Minimum Liquidity
I.A	Balance of cash in the Controlled Account with account number _________	$__________
I.B	Balance of cash in the Controlled Account with account number _________
I.C	Balance of cash in the Controlled Account with account number _________[2]
I.D	$4,000,000	$__________
	Is the sum of Lines I.A + I.B + I.C equal to or greater than Line I.D?	Yes: In compliance; No: Not in compliance
Section 10.02: Minimum Revenue
II.A
All revenue generated by Borrower and its Subsidiaries in the last twelve months as a result of the ordinary course manufacturing and sale of Products that, in accordance with GAAP, would be classified as net revenue, excluding upfront payments, milestones and royalties revenue generated by Borrower and its Subsidiaries that are not related to the sale of products or services.
$__________
II.B	$[____________]
	Is line II.A equal to or greater than Line II.B?	Yes: In compliance; No: Not in compliance

________________________
2 Add more lines, if necessary, to list all controlled accounts.

Exhibit E-4

Annex C to Compliance Certificate

DEFAULTS OR EVENTS OF DEFAULT

[IF NEEDED]

Exhibit E-5

Exhibit F
to Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [______________] (the “Assignor”) and [______________] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, dated as of August 16, 2016 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement ”), among MonoSol Rx, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, the lenders party thereto and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the lenders, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, any guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[Remainder of page intentionally left blank; signature page(s) follow]

Exhibit F-1

Effective Date: _____________ ___ , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

PERCEPTIVE CREDIT HOLDINGS, LP,
as Administrative Agent

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

Exhibit F-2

ANNEX 1
STANDARD TERMS AND CONDITIONS

1.	Representations and Warranties.

1.1            Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2            Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, [(ii) it meets all requirements of an Eligible Transferee under the Credit Agreement]3, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01(a), (b) and (c) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and [(vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee]4; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

_____________________________
3            To be deleted if assignment occurs during an Event of Default
4            To be included only if Assignee is a Foreign Lender

Exhibit F-3

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F-4

Exhibit G
to Credit Agreement

FORM OF LANDLORD CONSENT

WHEREAS, MonoSol Rx, LLC, a Delaware limited liability company (“Debtor”), has entered into a Credit Agreement and a Security Agreement (collectively, the “Agreements”), each dated as of August 16, 2016, with certain subsidiary guarantors and lenders and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the lenders (in such capacity, together with its successors and assigns, “Administrative Agent”), pursuant to which Secured Parties referred to in the Agreements have been granted a security interest in all of Debtor’s personal property, including but not limited to inventory, equipment and trade fixtures (hereinafter “Personal Property”); and

WHEREAS, [__________] (“Landlord”) is the owner of the real property located at [__________] (the “Premises”); and

WHEREAS, Landlord and Debtor have entered into that certain Lease dated [__________][, as amended by [___________] dated [__________]] ([collectively,] the “Lease”); and

WHEREAS, certain of the Personal Property has or may become affixed to or be located on, wholly or in part, the Premises.

NOW, THEREFORE, in consideration of any loans or other financial accommodation extended by Secured Parties to Debtor at any time, and other good and valuable consideration, the parties agree as follows:

1.            Landlord subordinates to Secured Parties all security interests or other interests or rights Landlord may now or hereafter have in, or to any of the Personal Property, whether for rent or otherwise, while Debtor is indebted to Secured Parties.

2.            The Personal Property may be installed in or located on the Premises and is not and shall not be deemed a fixture or part of the real estate and shall at all times be considered personal property.

3.            Administrative Agent or its representatives may enter upon the Premises during normal business hours, and upon not less than 24 hours’ advance notice, to inspect the Personal Property.

4.            Upon and during the continuance of an Event of Default under the Agreements, Administrative Agent or its representatives, at Administrative Agent’s option, upon written notice delivered to Landlord not less than ten Business Days in advance, may enter the Premises during normal business hours for the purpose of repossessing, removing or otherwise dealing with said Personal Property; provided that neither Administrative Agent nor any other Secured Party shall be permitted to operate the business of Debtor on the Premises or sell, auction or otherwise dispose of any Personal Property at the Premises or advertise any of the foregoing; and such license shall continue, from the date Administrative Agent enters the Premises for as long as Administrative Agent reasonably deems necessary but not to exceed a period of ten days. During the period Administrative Agent occupies the Premises, it shall pay to Landlord the rent provided under the Lease relating to the Premises, prorated on a per diem basis to be determined on a 30 day month, without incurring any other obligations of Debtor.

Exhibit G-1

5.            Administrative Agent shall pay to Landlord any costs for damage to the Premises or the building in which the Premises is located in removing or otherwise dealing with said Personal Property pursuant to Paragraph 4 above, and shall indemnify and hold harmless Landlord from and against (i) all claims, disputes and expenses, including reasonable attorneys’ fees, suffered or incurred by Landlord arising from Administrative Agent’s exercise of any of its rights hereunder, and (ii) any injury to third persons, caused by actions of Administrative Agent pursuant to this consent.

6.            Landlord agrees to give notice to Administrative Agent in writing by certified mail or facsimile of Landlord’s intent to exercise its remedies in response to any default by Debtor of any of the provisions of the Lease, to:

Perceptive Credit Holdings, LP
c/o Perceptive Advisors LLC
51 Astor place, 10th floor
New York, NY 10003
Attn:  Sandeep Dixit
Email: Sandeep@perceptivelife.com

7.            Landlord shall have no obligation to preserve or protect the Personal Property or take any action in connection therewith, and Administrative Agent, on behalf of the Secured Parties, waives all claims Secured Parties may now or hereafter have against Landlord in connection with the Personal Property.

8.            This consent shall terminate and be of no further force or effect upon the earlier of (i) the date on which all indebtedness secured by the Personal Property indefeasibly is paid in full in cash and (ii) the date on which the Lease is terminated or expires.

9.            Nothing contained herein shall be construed to amend the Lease, and the Lease remains unchanged and in full force and effect.

This consent shall be construed and interpreted in accordance with and governed by the laws of the State of New York.

This consent may not be changed or terminated orally and is binding upon and shall inure to the benefit of Landlord, Administrative Agent and the other Secured Parties, and Debtor and the heirs, personal representatives, successors and assigns of Landlord, Administrative Agent and the other Secured Parties, and Debtor.

[Signature Page follows]

Exhibit G-2

Dated this ____________________, 20__.

LANDLORD:

[__________]

By
Name:
Title:

ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name:
Title:

By
Name:
Title:

Acknowledged and Agreed:

BORROWER:

MONOSOL RX, LLC

By
Name:
Title:

Exhibit G-3